                 NEWS RELEASE

ATI Inc.	Investor Contact:	Media Contact:
Corporate Headquarters	David Weston	Natalie Gillespie
2021 McKinney Avenue	412-394-2908	412-389-3124
Dallas, TX 75201 U.S.A.	david.weston@ATImaterials.com	natalie.gillespie@ATImaterials.com
www.ATImaterials.com
ATI Announces Fourth Quarter and Fiscal Year 2025 Results
Annual sales of $4.6 billion represent highest total since 2012
◦    Q4 2025 sales of $1.2 billion and fiscal year 2025 sales of $4.6 billion
◦     Q4 2025 net income attributable to ATI of $97 million, or $0.69 per share; fiscal year 2025 net income attributable to ATI of $404 million, or $2.85 per share
◦     Sales to the aerospace & defense market represent 68% of Q4 2025 sales, up from 65% of Q4 2024 sales
◦Fiscal year 2025 operating cash flow of $614 million, up from $407 million for fiscal year 2024
◦Non-GAAP Information(a)
•Q4 2025 adjusted net income attributable to ATI(a) of $130 million, or $0.93 per share
•Q4 2025 adjusted EBITDA(a) of $232 million, or 19.7% of sales
•Fiscal year 2025 adjusted free cash flow(a) of $380 million, up 53% over fiscal year 2024
Guidance
The Company is providing first quarter and fiscal year 2026 guidance in the table below.

Current Guidance
	Q1 2026	Fiscal Year 2026
Adjusted EBITDA(b)	$216M - $226M	$975M - $1,025M

Adjusted Earnings Per Share(b)	$0.83 - $0.89	$3.99 - $4.27

Adjusted Free Cash Flow(b)		$430M - $490M

(a) Reconciliations of the reported information under accounting principles generally accepted in the United States (GAAP) to non-GAAP financial measures are included in accompanying financial tables. Non-GAAP financial measures should be viewed in addition to, and not superior to or as an alternative for, the Company’s reported results prepared in accordance with GAAP.
(b) Detailed reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not available without unreasonable effort due to the complexity of the excluded components.

DALLAS, TX--(PR Newswire)--February 3, 2026--ATI Inc. (NYSE: ATI) reported fourth quarter 2025 results, with sales of $1.18 billion and net income attributable to ATI of $96.6 million, or $0.69 per share.

			Sequential		Y-O-Y
($ in millions except per share amounts)	Q4 2025	Q3 2025	Change	Q4 2024	Change

Sales	$1,177.1	$1,125.5	5%	$1,172.7	—%
Net income attributable to ATI	$96.6	$110.0	(12)%	$137.1	(30)%
Earnings per share	$0.69	$0.78	(12)%	$0.94	(27)%
Non-GAAP information(a)
Adjusted net income attributable to ATI(a)	$129.8	$119.4	9%	$114.6	13%
Adjusted earnings per share(a)	$0.93	$0.85	9%	$0.79	18%
ATI adjusted EBITDA(a)	$231.9	$225.1	3%	$209.8	11%
GAAP earnings per share for the fourth quarter 2025 were $0.69 and adjusted earnings per share(a) were $0.93. Net income attributable to ATI was $96.6 million and ATI adjusted EBITDA(a) was $231.9 million, or 19.7% of sales. Fourth quarter 2025 adjusted results exclude pre-tax charges of $22.9 million for special items consisting of $12.3 million of transformation-related costs, $8.5 million of start-up and transaction-related costs, and $2.1 million of losses on the sale of customer accounts receivable. Fourth quarter 2025 results also exclude an $18.6 million pre-tax pension remeasurement loss and a loss of $0.3 million associated with a prior business disposition. The after-tax impact of these special items was a charge of $33.2 million, or $0.24 per share.

Third quarter 2025 adjusted results exclude pre-tax charges of $12.9 million for special items and a $1.1 million gain on the sale of a non-core business previously reported in the HPMC segment. The after-tax impact of these special items was a charge of $9.4 million, or $0.07 per share. Fourth quarter 2024 adjusted results exclude a $52.9 million pre-tax gain on the sale of certain precision rolled strip operations and a $14.1 million pre-tax pension remeasurement loss. Fourth quarter 2024 adjusted results also exclude pre-tax charges of $9.3 million, consisting of $5.3 million of severance costs, primarily related to cost reduction actions in our domestic operations, and $4.0 million of other charges, primarily for start-up and transaction related costs. The after-tax impact of these special items is a benefit of $22.5 million, or $0.15 per share. The Non-GAAP tables included within this release provide the reconciliations of the GAAP to Non-GAAP financial measures and additional details on the special items noted above.

“As we projected, we finished 2025 with strong momentum, exceeding the upper range of our fourth quarter and full-year earnings and cash flow guidance. Demand for ATI’s differentiated products and solutions continues to be robust as we support our customers’ production ramps and critical missions. I am more confident than ever in ATI’s position as an integral part of our customers' supply chains,” said Kimberly A. Fields, President and CEO.

“Our full-year 2026 guidance reflects this sustained demand in our core markets. Combined with our strong operational execution, ATI is positioned to drive higher earnings, margins, and cash flows in the year ahead and over the long term.

“We also delivered strong cash flow results driven by continued focus on disciplined working capital management,” Fields said. “Full-year operating cash flow of $614 million increased more than 50% year-over-year. This enabled us to repurchase $470 million in shares and to fund growth, all while further strengthening our balance sheet. During the fourth quarter, we repaid $150 million of outstanding debt, reducing annualized interest expense by approximately $10 million. ATI's strong balance sheet and cash flow generation provide flexibility to support growth and return capital to shareholders.”

Operating Results by Segment

High Performance Materials & Components (HPMC)
($ millions)	Q4 2025	Q3 2025	Q4 2024
Sales	$645.9	$602.9	$634.2

Segment EBITDA(a)	$155.0	$145.8	$126.8
% of Sales	24.0%	24.2%	20.0%

•HPMC’s fourth quarter 2025 sales increased $43 million, or 7%, compared to third quarter 2025, primarily due to higher sales of commercial jet engine and airframe products. In addition, specialty energy sales increased in fourth quarter 2025 on higher demand compared to third quarter 2025. Overall aerospace & defense sales represented 91% of total HPMC sales in fourth quarter 2025, down slightly from 92% in third quarter 2025.
•Fourth quarter 2025 sales improved 2% compared to fourth quarter 2024. Aerospace & defense sales increased 4% on a year-over-year basis on strong demand for commercial jet engine and defense products. These increases were partially offset by lower sales of commercial airframe and medical products. Overall aerospace & defense sales represented 91% of total HPMC sales in fourth quarter 2025, an increase from 89% in fourth quarter 2024.
•HPMC fourth quarter 2025 segment EBITDA(a) was $155.0 million, or 24.0% of sales. Sequentially, margins were relatively unchanged from third quarter 2025.
•HPMC fourth quarter 2024 segment EBITDA(a) was $126.8 million, or 20.0% of sales. Fourth quarter 2024 margin was impacted by a charge of approximately $6.3 million due to a commercial negotiation with a customer, partially offset by a benefit of $2.6 million for the recognition of previously deferred employee retention credits.

Advanced Alloys & Solutions (AA&S)
($ millions)	Q4 2025	Q3 2025	Q4 2024
Sales	$531.2	$522.6	$538.5

Segment EBITDA(a)	$98.5	$90.4	$88.0
% of Sales	18.5%	17.3%	16.3%

•AA&S fourth quarter 2025 sales increased $9 million, or 2%, compared to third quarter 2025. Higher sales to the specialty energy market were partially offset by lower aerospace & defense sales. Overall aerospace & defense sales were 40% of total AA&S sales in fourth quarter 2025.
•Fourth quarter 2025 sales decreased $7 million, or 1%, compared to the prior year quarter. Lower sales for medical, defense, and industrial products were partially offset by increased sales of commercial airframe and specialty energy products.
•AA&S fourth quarter 2025 segment EBITDA(a) was $98.5 million, or 18.5% of sales. The sequential increase in margins was primarily due to favorable manufacturing costs and pricing of exotic alloys.
•AA&S fourth quarter 2024 segment EBITDA(a) was $88.0 million, or 16.3% of sales. The fourth quarter 2024 margin benefited from a $10.4 million credit related to the Advanced Manufacturing Production Credit that was the result of the issuance of final regulations, which was partially offset by charges of approximately $5.5 million, primarily resulting from a commercial negotiation with a customer.

Corporate Items and Cash
•Restructuring and other charges:
◦Fourth quarter 2025: $22.9 million includes pre-tax charges consisting of $12.3 million of transformation-related costs, $8.5 million of start-up and transaction-related costs, and $2.1 million of losses on the sale of customer accounts receivable.
◦Third quarter 2025: $12.9 million includes pre-tax charges consisting of $7.2 million of start-up and transaction-related costs, $3.6 million of transformation-related costs, and $2.5 million of losses on the sale of customer accounts receivable, partially offset by credits of $0.4 million due to a reduction in severance-related reserves for our previous European restructuring.
◦Fourth quarter 2024: $9.3 million includes pre-tax charges consisting of $5.3 million of severance costs, primarily related to cost reduction actions in our domestic operations, and $4.0 million of other charges, primarily for start-up and transaction related costs.
•The remeasurement of pension plan assets and obligations resulted in actuarial losses of $18.6 million in fourth quarter 2025 and $14.1 million in fourth quarter 2024. The Company's pension accounting policy is to record actuarial gains and losses in the current period.
•Corporate expenses in the fourth quarter 2025 were $19.4 million, compared to $15.6 million in third quarter 2025, and $14.1 million in the prior year quarter. The sequential and year-over-year increase was primarily due to higher incentive compensation costs. Fourth quarter 2024 also included a $2.7 million benefit for insurance proceeds.
•Closed operations and other income/expense was expense of $2.2 million in fourth quarter 2025 compared to income of $4.5 million in the third quarter 2025 and income of $9.1 million in the prior year quarter. Third quarter 2025 and fourth quarter 2024 included gains from the sale of oil & gas rights of $10.5 million and $7.9 million, respectively.
•The fourth quarter 2025 income tax provision of $22.4 million resulted in an effective tax rate of 18.2%, compared to the third quarter 2025 effective tax rate of 21.4% . The effective tax rate for fourth quarter 2025 included discrete tax benefits of $4.3 million, primarily related to the release of valuation allowances and foreign tax restructuring actions.
•Cash provided by operating activities was $316 million and $614 million for fourth quarter and fiscal year 2025, respectively. Capital expenditures were $93 million and $281 million for fourth quarter and fiscal year 2025, respectively.
•The Company repaid $150 million of debentures in fourth quarter 2025. Our next meaningful debt maturity is $350 million of Senior Notes due in December 2027.
•Managed working capital as a percentage of annualized sales was 32.5% at the end of fourth quarter 2025, a decline of 390 basis points compared to the end of third quarter 2025.

Fiscal Year 2025 Results

	Fiscal Year		Y-O-Y
($ in millions except per share amounts)	2025	2024	Change

Sales	$4,587.4	$4,362.1	5%
Net income attributable to ATI	$404.3	$367.8	10%
Earnings per share	$2.85	$2.55	12%
Non-GAAP information(a)
Adjusted net income attributable to ATI(a)	$460.1	$355.0	30%
Adjusted earnings per share(a)	$3.24	$2.46	32%
ATI adjusted EBITDA(a)	$859.3	$729.1	18%
Fiscal year 2025 net income attributable to ATI and earnings per share increased by 10% and 12%, respectively, compared to 2024. Fiscal year 2025 adjusted net income attributable to ATI(a) and adjusted earnings per share(a) increased 30% and 32%, respectively, compared to fiscal 2024. Adjusted results for 2025 exclude pre-tax charges for special items of $70.3 million, primarily consisting of restructuring and other charges and pension-related remeasurement losses. The excluded special charges were $55.8 million on an after-tax basis, or $0.39 per share.
Adjusted results for 2024 exclude pre-tax special items that were a benefit of $16.7 million, primarily consisting of gains on the sale of businesses, partially offset by pension related remeasurement losses and restructuring and other charges. The excluded special items were a benefit of $12.8 million on an after-tax basis, or $0.09 per share. The reconciliations within the non-GAAP tables provide additional details on special items.

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ATI will conduct a conference call with investors and analysts on Tuesday, February 3, 2026, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImaterials.com. To access the broadcast, click on “Conference Call.” Replay of the conference call will be available on the ATI website.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty materials; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages; (h) business and economic disruptions associated with extraordinary events beyond our control, such as war, terrorism, international conflicts, public health issues, such as epidemics or pandemics, natural disasters and climate-related events that may arise in the future and (i) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 29, 2024, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

ATI: Proven to Perform.
ATI (NYSE: ATI) is a global producer of high performance materials and solutions for the global aerospace & defense markets, and critical applications in electronics, medical and specialty energy. We’re solving the world’s most difficult challenges through materials science. We partner with our customers to deliver extraordinary materials that enable their greatest achievements: their products fly higher and faster, burn hotter, dive deeper, stand stronger and last longer. Our proprietary process technologies, unique customer partnerships and commitment to innovation deliver materials and solutions for today and the evermore challenging environments of tomorrow. We are proven to perform anywhere. Learn more at ATImaterials.com.

ATI Inc.
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Fiscal Quarter Ended			Fiscal Year Ended
	December 28,	September 28,	December 29,	December 28,	December 29,
	2025	2025	2024	2025	2024

Sales	$1,177.1	$1,125.5	$1,172.7	$4,587.4	$4,362.1

Cost of sales	903.7	870.2	924.1	3,580.4	3,463.9
Gross profit	273.4	255.3	248.6	1,007.0	898.2

Selling and administrative expenses	102.7	94.6	89.0	365.1	342.3
Restructuring (credits) charges	(0.2)	(0.4)	5.3	(1.9)	4.1
Loss (gain) on asset sales and sales of businesses, net	0.3	(1.3)	(54.6)	2.9	(57.1)
Operating income	170.6	162.4	208.9	640.9	608.9
Nonoperating retirement benefit expense	(22.7)	(3.9)	(17.9)	(34.6)	(29.0)
Interest expense, net	(24.1)	(26.1)	(25.2)	(98.6)	(108.2)
Other income (loss), net	(0.9)	12.2	9.2	14.6	14.4
Income before income taxes	122.9	144.6	175.0	522.3	486.1
Income tax provision	22.4	31.0	32.9	103.7	103.4
Net income	$100.5	$113.6	$142.1	$418.6	$382.7
Less: Net income attributable to noncontrolling interests	3.9	3.6	5.0	14.3	14.9
Net income attributable to ATI	$96.6	$110.0	$137.1	$404.3	$367.8

Basic net income attributable to ATI per common share	$0.71	$0.80	$0.97	$2.92	$2.82

Diluted net income attributable to ATI per common share	$0.69	$0.78	$0.94	$2.85	$2.55

ATI Inc.
Selected Financial Data
(Unaudited, dollars in millions)

	Fiscal Quarter Ended			Fiscal Year Ended
	December 28,	September 28,	December 29,	December 28,	December 29,
	2025	2025	2024	2025	2024
Sales:
High Performance Materials & Components	$645.9	$602.9	$634.2	$2,441.7	$2,278.5
Advanced Alloys & Solutions	531.2	522.6	538.5	2,145.7	2,083.6
Total external sales	$1,177.1	$1,125.5	$1,172.7	$4,587.4	$4,362.1

Segment EBITDA(a):
High Performance Materials & Components	$155.0	$145.8	$126.8	$575.8	$461.4
% of Sales	24.0%	24.2%	20.0%	23.6%	20.3%
Advanced Alloys & Solutions	98.5	90.4	88.0	349.0	320.9
% of Sales	18.5%	17.3%	16.3%	16.3%	15.4%

Corporate, Closed Operations and Other (income) expense(b):
Corporate expense	$19.4	$15.6	$14.1	$67.8	$64.0
Closed operations and other (income) expense	2.2	(4.5)	(9.1)	(2.3)	(10.8)
Total Corporate, Closed Operations and Other expense	$21.6	$11.1	$5.0	$65.5	$53.2

Depreciation & Amortization:
High Performance Materials & Components	$22.4	$21.2	$18.8	$84.2	$71.6
Advanced Alloys & Solutions	19.1	19.7	18.7	77.4	73.2
Other	1.6	1.7	1.6	6.5	6.7
Total depreciation & amortization	$43.1	$42.6	$39.1	$168.1	$151.5

Percentage of Total ATI Sales(c):
Nickel-based alloys and specialty alloys	45%	44%	45%	46%	45%
Precision forgings, castings and components	22%	22%	20%	22%	19%
Titanium and titanium-based alloys	18%	19%	18%	18%	18%
Zirconium and related alloys	9%	9%	9%	9%	9%
Precision rolled strip products	6%	6%	8%	5%	9%
Total	100%	100%	100%	100%	100%

(a) The Company’s Chief Operating Decision Maker (“CODM”) utilizes the Segment EBITDA as a key metric to evaluate segment performance. Our measure of segment EBITDA, which we use to analyze the performance and results of our business segments, excludes net interest expense, income taxes, depreciation and amortization, special charges, unallocated corporate expenses, closed operations and other income (expense). See the company’s Form 10-K for the reconciliation of Segment EBITDA to Income before taxes.

(b) Amounts exclude depreciation & amortization expense.

(c) Hot-Rolling and Processing Facility conversion service sales in the AA&S segment are excluded from this presentation.

ATI Inc.
Condensed Consolidated Balance Sheets
(Unaudited, dollars in millions)

	December 28,	December 29,
	2025	2024
ASSETS

Current Assets:
Cash and cash equivalents	$416.7	$721.2
Accounts receivable, net of allowances for doubtful accounts	686.1	709.2
Short-term contract assets	72.8	75.6
Inventories, net	1,403.2	1,353.0
Prepaid expenses and other current assets	101.2	86.0
Total Current Assets	2,680.0	2,945.0

Property, plant and equipment, net	1,940.6	1,776.9
Goodwill	225.2	227.2
Other assets	253.8	281.5

Total Assets	$5,099.6	$5,230.6

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$568.2	$609.1
Short-term contract liabilities	146.4	169.4
Short-term debt and current portion of long-term debt	31.1	180.4
Other current liabilities	260.6	249.6
Total Current Liabilities	1,006.3	1,208.5

Long-term debt	1,718.3	1,714.9
Accrued postretirement benefits	158.5	164.3
Pension liabilities	41.4	37.2
Other long-term liabilities	258.4	150.5
Total Liabilities	3,182.9	3,275.4

Total ATI stockholders' equity	1,804.5	1,850.4
Noncontrolling interests	112.2	104.8
Total Equity	1,916.7	1,955.2

Total Liabilities and Equity	$5,099.6	$5,230.6

ATI Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)

	Fiscal Year Ended
	December 28,	December 29,
	2025	2024

Operating Activities:
Net income	$418.6	$382.7

Depreciation and amortization	168.1	151.5
Share-based compensation	29.0	34.1
Deferred taxes	59.1	86.4
Net gain from disposal of property, plant and equipment	(10.7)	(15.7)
Net loss (gain) on sales of businesses	2.9	(52.9)
Changes in operating assets and liabilities:
Inventories	(52.8)	(118.5)
Accounts receivable	27.1	(85.0)
Accounts payable	(43.4)	87.6
Retirement benefits	11.2	4.4
Accrued income taxes	(26.4)	(0.3)
Accrued liabilities and other	31.6	(67.1)
Cash provided by operating activities	614.3	407.2
Investing Activities:
Purchases of property, plant and equipment	(280.6)	(239.1)
Proceeds from disposal of property, plant and equipment	11.1	27.6
Proceeds from sales of businesses, net of transaction costs	26.8	48.0
Other	8.2	3.9
Cash used in investing activities	(234.5)	(159.6)
Financing Activities:
Payments on long-term debt and finance leases	(182.6)	(29.6)
Net payments under credit facilities	—	(4.9)
Receipt of convertible note capped call	—	76.1
Purchase of treasury stock	(470.0)	(260.0)
Dividends paid to noncontrolling interests	(13.2)	(16.0)
Taxes on share-based compensation and other	(34.1)	(26.0)
Cash used in financing activities	(699.9)	(260.4)
Effect of exchange rate changes on cash and cash equivalents	15.6	(7.6)
Less: Cash held for sale	—	(2.3)
Decrease in cash and cash equivalents	(304.5)	(22.7)
Cash and cash equivalents at beginning of period	721.2	743.9
Cash and cash equivalents at end of period	$416.7	$721.2

ATI Inc.
Revenue by Market
(Unaudited, dollars in millions)

	Fiscal Quarter Ended						Fiscal Year Ended
	December 28,		September 28,		December 29,		December 28,		December 29,
	2025		2025		2024		2025		2024
Aerospace & Defense:
Jet Engines-Commercial	$460.1	39%	$433.6	38%	$427.9	36%	$1,762.9	39%	$1,457.8	33%
Airframes-Commercial	192.2	16%	197.7	18%	191.2	16%	790.9	17%	772.9	18%
Defense	150.3	13%	161.4	14%	148.4	13%	557.7	12%	490.2	11%
Total Aerospace & Defense	802.6	68%	792.7	70%	767.5	65%	3,111.5	68%	2,720.9	62%

Other Markets:
Specialty Energy	89.4	8%	53.9	5%	82.0	7%	257.3	6%	284.6	7%
Electronics	53.1	5%	48.4	4%	51.5	5%	184.8	4%	194.3	4%
Medical	27.2	2%	30.9	3%	51.0	4%	139.4	3%	224.9	5%
Automotive	57.9	5%	61.3	6%	68.8	6%	244.6	5%	259.4	6%
Conventional Energy	56.9	5%	56.8	5%	60.8	5%	328.4	7%	302.0	7%
Construction/Mining	42.4	3%	36.8	3%	45.3	4%	145.4	3%	158.5	4%
Other	47.6	4%	44.7	4%	45.8	4%	176.0	4%	217.5	5%
Total Other Markets	374.5	32%	332.8	30%	405.2	35%	1,475.9	32%	1,641.2	38%

Total	$1,177.1	100%	$1,125.5	100%	$1,172.7	100%	$4,587.4	100%	$4,362.1	100%

ATI Inc.
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, dollars in millions, except per share amounts)

	Fiscal Quarter Ended			Fiscal Year Ended
	December 28,	September 28,	December 29,	December 28,	December 29,
	2025	2025	2024	2025	2024
Numerator for Basic net income per common share -
Net income attributable to ATI	$96.6	$110.0	$137.1	$404.3	$367.8
Effect of dilutive securities:
3.5% Convertible Senior Notes due 2025	—	—	—	—	5.9
Numerator for Diluted net income per common share -
Net income attributable to ATI after assumed conversions	$96.6	$110.0	$137.1	$404.3	$373.7

Denominator for Basic net income per common share -
Weighted average shares outstanding	135.9	137.0	142.0	138.6	130.4
Effect of dilutive securities:
Share-based compensation	3.5	3.5	3.6	3.2	3.2
3.5% Convertible Senior Notes due 2025	—	—	—	—	13.0
Denominator for Diluted net income per common share -
Adjusted weighted average shares and assumed conversions	139.4	140.5	145.6	141.8	146.6

Basic net income attributable to ATI per common share	$0.71	$0.80	$0.97	$2.92	$2.82

Diluted net income attributable to ATI per common share	$0.69	$0.78	$0.94	$2.85	$2.55

ATI Inc.
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This report includes financial performance measures that are not defined by GAAP, including Adjusted net income attributable to ATI, Adjusted EPS, Adjusted EBITDA, Segment EBITDA, Adjusted free cash flow, and Managed working capital. The Company uses these non-GAAP financial measures to assist in assessing operating performance on a consistent basis across multiple reporting periods by removing the impact of special items, which can vary from period to period, that management does not believe are directly reflective of the Company’s core operations. The Company defines special items as significant non-recurring or non-operational charges or credits, restructuring and other charges/credits, gains or losses from the sale of accounts receivable, strike related costs, goodwill and long-lived asset impairments, debt extinguishment charges, pension remeasurement gains and losses, other postretirement/pension curtailment and settlement gains and losses, and gains or losses on sales of businesses.

Adjusted net income attributable to ATI and related Adjusted EPS are calculated by adjusting net income attributable to ATI for the tax-effected impact of special items. We define Adjusted EBITDA as net income, excluding net interest expense, income taxes, depreciation and amortization, and special items. Our measure of segment EBITDA, which we use to analyze the performance and results of our business segments, excludes net interest expense, income taxes, depreciation and amortization, special charges, corporate expenses, closed operations and other income (expense). Our methods of calculating Adjusted free cash flow and Managed working capital are discussed in greater detail below under the headings “Adjusted Free Cash Flow”, and “Managed Working Capital,” respectively.

Management believes presenting these non-GAAP financial measures is useful to investors because it (1) provides investors with meaningful supplemental information regarding financial and operating performance by excluding certain items management believes do not directly impact the Company’s core operations, (2) permits investors to view performance using the same metrics that management uses to forecast, evaluate performance, and make operating and strategic decisions, and (3) provides additional information useful to investors on a period-to-period consistent basis that are commonly used to analyze companies’ operating performance. Management believes that consideration of these non-GAAP financial measures, together with our GAAP financial measures and the corresponding reconciliations, provides investors with additional understanding of the Company’s performance and trends that would be absent such disclosures.

Non-GAAP financial measures should be viewed in addition to, and not superior to or as an alternative for, the Company’s reported results prepared in accordance with GAAP. The following tables provide the calculation of the non-GAAP financial measures discussed in this press release:

Net Income Attributable to ATI

	Fiscal Quarter Ended
	December 28, 2025		September 28, 2025		December 29, 2024
		EPS		EPS		EPS

Net income attributable to ATI	$96.6	$0.69	$110.0	$0.78	$137.1	$0.94
Adjustments for special items, pre-tax:
Restructuring and other charges (a)	22.9		12.9		9.3
Pension remeasurement loss (b)	18.6		—		14.1
Loss (gain) on sales of businesses (c)	0.3		(1.1)		(52.9)
Total pre-tax adjustments for special items	41.8	0.30	11.8	0.08	(29.5)	(0.20)

Income tax on adjustments for special items	(8.6)	(0.06)	(2.4)	(0.01)	7.0	0.05

Adjusted Net income attributable to ATI	$129.8	$0.93	$119.4	$0.85	$114.6	$0.79

	Fiscal Year Ended
	December 28, 2025		December 29, 2024
		EPS		EPS

Net income attributable to ATI	$404.3	$2.85	$367.8	$2.55
Adjustments for special items, pre-tax:
Restructuring and other charges (a)	48.8		22.1
Pension remeasurement loss (b)	18.6		14.1
Loss (gain) on sales of businesses (c)	2.9		(52.9)
Total pre-tax adjustments for special items	70.3	0.50	(16.7)	(0.11)

Income tax on adjustments for special items	(14.5)	(0.11)	3.9	0.02

Adjusted Net income attributable to ATI	$460.1	$3.24	$355.0	$2.46

Earnings before interest, taxes, depreciation and amortization (EBITDA)
	Fiscal Quarter Ended			Fiscal Year Ended
	December 28, 2025	September 28, 2025	December 29, 2024	December 28, 2025	December 29, 2024
Net income attributable to ATI	$96.6	$110.0	$137.1	$404.3	$367.8
Net income attributable to noncontrolling interests	3.9	3.6	5.0	14.3	14.9
Net income	100.5	113.6	142.1	418.6	382.7
(+) Depreciation and amortization	43.1	42.6	39.1	168.1	151.5
(+) Interest expense	24.1	26.1	25.2	98.6	108.2
(+) Income tax provision	22.4	31.0	32.9	103.7	103.4
EBITDA	190.1	213.3	239.3	789.0	745.8
Adjustments for special items, pre-tax:
(+) Restructuring and other charges (a)	22.9	12.9	9.3	48.8	22.1
(+) Pension remeasurement loss (b)	18.6	—	14.1	18.6	14.1
(+/-) Loss (gain) on sales of businesses (c)	0.3	(1.1)	(52.9)	2.9	(52.9)
Adjusted EBITDA	$231.9	$225.1	$209.8	$859.3	$729.1
(a) Fourth quarter 2025 includes pre-tax charges of $22.9 million consisting of $8.5 million of start-up and transaction-related costs, $12.3 million of transformation-related costs, and $2.1 million of losses on the sale of customer accounts receivable. Third quarter 2025 includes pre-tax charges of $12.9 million consisting of $7.2 million of start-up and transaction-related costs, $3.6 million of transformation-related costs, and $2.5 million of losses on the sale of customer accounts receivable, partially offset by credits of $0.4 million due to a reduction in severance-related reserves. Fourth quarter 2024 includes pre-tax charges of $9.3 million consisting of $5.3 million of severance-related restructuring costs, primarily for cost reduction actions in our domestic operations, and $4.0 million of other charges, primarily for start-up and transaction-related costs. Fiscal year 2025 includes pre-tax charges of $48.8 million consisting of $25.8 million of start-up and transaction-related costs, $17.1 million of transformation-related costs, and $7.8 million of losses on the sale of customer accounts receivable, partially offset by credits of $1.9 million due to a reduction in severance-related reserves. Fiscal year 2024 includes pre-tax charges of $22.1 million consisting of $13.4 million of start-up and transaction-related costs, $4.6 million of charges for our European transformation, and $4.1 million for severance-related restructuring charges.
(b) Fourth quarter and fiscal year 2025 and 2024 results include losses of $18.6 million and $14.1 million, respectively, for actuarial gains and losses arising from the remeasurement of the Company’s pension assets and obligations.
(c) Fourth quarter 2025 includes a $0.3 million loss and third quarter 2025 includes a $1.1 million gain for the sale of a non-core business previously reported in the HPMC segment. Fiscal year 2025 also includes a $3.7 million loss on the sale of certain non-core European operations from the HPMC segment. Fourth quarter and fiscal year 2024 results include a $52.9 million gain on the sale of our precision rolled strip operations in New Bedford, MA and Remscheid, Germany.

Adjusted Free Cash Flow

Management utilizes a non-GAAP measure, Adjusted free cash flow, to assess the cash flow generation of the Company’s operations. Adjusted free cash flow is defined as the total cash provided by (used in) operating activities and investing activities as presented on the consolidated statements of cash flows, adjusted to exclude cash contributions to the Company’s U.S. qualified defined benefit pension plan.

Management utilizes this measure to assess the cash flow generation performance of its business as it excludes cash contributions to the Company’s U.S. qualified benefit pension plan that are periodic rather than recurring. The impact of cash generated from the sale of assets and non-core businesses is included in the measure as the proceeds of such transactions are contemplated by Management in setting capital budgets to fund capital expenditures. Management believes this measure provides investors with additional meaningful insights as to the Company’s ability to generate cash in excess of operational and investing needs. Adjusted free cash flow is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest, tax, or other contractually required payments. Further, adjusted free cash flow should be viewed in addition to, and not superior to or as an alternative for, the Company’s reported results prepared in accordance with GAAP.

	Fiscal Quarter Ended		Fiscal Year Ended
	December 28, 2025	December 29, 2024	December 28, 2025	December 29, 2024
Cash provided by operating activities	$315.8	$380.9	$614.3	$407.2
Add back: Cash contributions to U.S. qualified defined benefit pension plan	—	—	—	—
Cash provided by operating activities excluding pension contributions	315.8	380.9	614.3	407.2
Cash used in investing activities	(85.5)	18.6	(234.5)	(159.6)
Adjusted Free Cash Flow	$230.3	$399.5	$379.8	$247.6

Managed Working Capital

As part of managing the performance of our business, we focus on Managed working capital, a non-GAAP financial measure that we define as gross accounts receivable, short-term contract assets and gross inventories, excluding the effects of reserves for uncollectible accounts receivable and inventory valuation reserves, less accounts payable and short-term contract liabilities. We assess Managed working capital performance as a percentage of the prior three months annualized sales. Managed working capital is not intended to replace working capital or other GAAP financial measures or to be used as a measure of liquidity.

Management believes this non-GAAP financial measure focuses on the assets and liabilities most closely attributable to our core operations, allowing Management to quantify and evaluate the asset intensity of our business. Further, Management believes this non-GAAP financial measure provides investors with additional insights into the Company’s effectiveness in balancing the need to maintain appropriate asset levels to support sales growth and operations while deploying our cash effectively. The December 29, 2024 amounts include management working capital balances that were classified as held for sale.

	December 28,	September 28,	December 29,
	2025	2025	2024

Accounts receivable	$686.1	$709.9	$709.2
Short-term contract assets	72.8	94.3	75.6
Inventory	1,403.2	1,405.6	1,353.0
Accounts payable	(568.2)	(493.5)	(609.1)
Short-term contract liabilities	(146.4)	(159.2)	(169.4)
Subtotal	1,447.5	1,557.1	1,359.3

Allowance for doubtful accounts	4.2	4.7	15.0
Inventory reserves	80.4	77.5	68.5
Net managed working capital held for sale	—	—	8.5
Managed working capital	$1,532.1	$1,639.3	$1,451.3

Annualized prior 3 months sales	$4,708.2	$4,502.2	$4,690.5

Managed working capital as a
% of annualized sales	32.5%	36.4%	30.9%

Change in managed working capital:
Year-to-date 2025	$80.8
Q4 2025	$(107.2)